Exhibit 99.2

INNOVATIVE SOLUTIONS AND SUPPORT

Moderator: Geoffrey Hedrick

07-28-11/9:00 am CT

Confirmation # 6944024

INNOVATIVE SOLUTIONS AND SUPPORT

Moderator: Geoffrey Hedrick

July 28, 2011

9:00 am CT

Operator:  Good day, ladies and gentlemen and welcome to today’s Innovative Solutions and Support third quarter 2011 earnings conference call. Please note this conference is being recorded.

At this time, I will turn this conference over to Mr. Geoffrey S. M. Hedrick, Chairman and Executive Officer. Please go ahead, sir.

Geoffrey Hedrick:  Good morning, this is Geoff Hedrick, Chairman and CEO of Innovative Solutions and Support. I’d like to welcome you this morning to our conference call to discuss Third Quarter 2011 results and our current business conditions and outlook.

Joining me today in our Exton headquarters are Roman Ptakowski, our President and Ron Albrecht, our CFO.

Before I begin I would like Ron to read our safe harbor message. Ron, will you do that?

Ron Albrecht:  Thank you, Geoff and good morning. I would like to remind our listeners that certain matters discussed in the conference call today, including operations financial results for future periods, are forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially, either better or worse, than those discussed, including other risks and uncertainties reflected in our Company’s 10-K, which is on file with the SEC.

I’ll now turn the call back over to Geoff.

Geoffrey Hedrick:  Thanks, Ron. At last evening’s release, we reported third quarter revenues at $6 million, on which we generated a gross margin of 52%. Compared to the previous quarter, research and development and general and administrative expenses were substantially the same.

With a continued high level of investment in product development, we recorded a small operating loss, but positive operating cash flow for the quarter. While the third quarter performance was down from a year ago, year-to-date revenues margins and earnings cash flow remained above last year.

With our investment into future opportunities, we are growing this business, not just financially, but more importantly strengthening our overall competitive position in the marketplace.

Yesterday the National Nuclear Security Administration awarded us a contract that a systems integration and performance upgrade of the Boeing 737 Classic. The first delivery’s in October of 2011. This strategically important win is a culmination of several years of investment in strengthening our capability and our efforts on smaller systems integration programs.

This win and its resulting STC opens the market for 737 Classic upgrades for the worldwide fleet of over 1000 aircraft. It further establishes our experience as a systems integrator on future larger programs.

This initial order for retrofit of two 737-400 aircraft will provide NNSA full CNS/ATM communication navigation and surveillance capabilities and similar efficiency and performance to the next generation 737 at a small fraction of the cost.

The integration effort eliminates legacy CRT displays and avionics and provides a platform for future upgrades. Included in the effort are more than 14 new systems, including advanced FMS, TCAS, EGPWS, Mode S transponders, NEXRAD, and satcoms, from eight different vendors including Collins, Honeywell, and ACSS.

Eclipse aviation is installing a new Integrated Flight Management System on existing - on its existing fleet of twin engine jets. As a result of the enthusiastic owner reception for our system, Eclipse has announced that they are sold out for this Avio IFMS completion program through March of 2012.

The successful completion of this FMS now establishes the Eclipse flight deck as one of the most advanced and comprehensive of any aircraft in the industry.

Boeing has awarded IS&S a contract for aerial refueling operating control and display units for the KC-46 tanker. Initially this contract covers the engineering, manufacturing, and development stage. This aircraft is the backbone of the Air Force’s refueling strategy for the foreseeable future with a plan of over 170 aircraft.

EASA, the European Aviation Safety Agency, issued an STC supplemental tax certificate for our Cockpit/IP flat panel systems for the Boeing 757-200 and -300 aircraft opening on large, new market opportunity in Europe.

Not surprising, this quarter revenue suffered from the delay in orders resulting from past spring’s Department of Defense budget impasse. However, it appears that ((inaudible)) starting to break. And we’re seeing many opportunities opening up.

For now DOD issues have seemed to be resolved. And in the third quarter we saw some roughly $180 million of outstanding proposals and have converted a substantial number of those into actual firm orders for over $7 million worth of contracts.

Covering of the order intake, the introduction of new products and the opening of new markets over the past few months have all strengthened our overall competitive position and expanded our immediate market opportunity. We are confident that we are making substantial progress to build value for our stockholders over the long term.

Let me turn it over to Ron Albrecht for a more detailed discussion of our financial portfolio.

Ron Albrecht:  Thank you, Geoff and thank you all for joining this call this morning.

Revenues for the third quarter were $6 million compared to $7.8 million for the second quarter a year ago.

From a products standpoint, flat panel display revenues in the quarter were approximately $5.2 million, and air data product shipments in the quarter were about $800 million, I’m sorry, $0.8 million, approximately 87% and 13% of total shipments respectively.

As Geoff mentioned, revenues in the quarter suffered from delays in orders from the military stemming from the Department of Defense budget impasse this past spring.

Gross profits in the third quarter were $3.2 million or 52.9% gross margin. We maintained margins within our long term target range despite the drag created by the fixed cost on lower than expected revenues.

Total operating expenses for the quarter were $3.4 million. Of the total, internally funded research and development was approximately $1.4 million, up slightly from $1.3 million in the third quarter a year ago. Internally funded research and development expense was roughly 23.6% of revenues for the quarter.

Our commitment to R&D has created opportunities leading to new products such as the Integrated Flight Management System for Eclipse, and to new airframes, such as the Boeing 737.

(Selling) general administrative spending in the quarter totaled $1.9 million, flat with both a year ago and the last quarter. For the quarter we reported an operating loss of approximately $105,000 following an operating profit in each of the four prior consecutive quarters. However we generated positive cash flow from operations of $226,000.

For the third quarter, we reported a net loss of $66,000, or less than 1 cent per fully diluted share. Our balance sheet remains strong with $42.6 million in cash and virtually no debt.

Looking to the year-to-date for the first three quarters of the fiscal 2011, our financial results are ahead of last year with revenues up 8% and net income of $718,000 or 4 cents per share versus a loss of $553,000 or 3 cents a share the first three quarters last year.

We anticipate that results for this full fiscal year will exceed those of last year.

Now I’d like to turn the call over to Roman for some comments on the current market conditions and our business development efforts. Roman.

Roman Ptakowski:  Thank you, Ron. As we said previously, the Company’s business development efforts are focused on the commercial air transport, military and general aviation segments to allow us to capitalize on the opportunities in each of those markets.

We believe commercial air transport remains a very large market opportunity for IS&S. So we continue to enhance the product through the introduction of additional capabilities and functionality.

As mentioned earlier, we received an order for the complete systems integration and cockpit avionics upgrade of NNSA’s Boeing 737-400 Classic aircraft.

This upgrade allows NNSA to achieve CNS/ATM mandate compliance, fleet standardization of their flight deck, increased operational flexibility while enhancing safety and efficiency, improve dispatch availability and component reliability, significantly improve air cruise situational awareness, and reduce workload.

This program compliments the IS&S flat panel display system contracted for more than 400 Boeing 757 and 767 aircraft with more than 100 aircraft already in revenue service.

The upgrade for the Boeing 737-300/-400/-500 series aircraft as well as for the Boeing 757/767 is a platform for compliance with the FAA’s NextGen and Europe’s SESAR, or Single European Sky requirements.

It is CPDLC, RNP, ADS-B, and In-Trail capable. It provides power and weight savings, and it reduces fuel consumption and CO2 emissions. The Cockpit/IP for the Boeing 737 is an open architecture, flat panel display system that allows operators to upgrade to a glass flight deck while leaving third party avionics installed in the aircraft.

This design approach allows the operator to select the best of breed new equipment and minimizes the cost and downtime of the upgrade. We estimate the available market for this product to be more than 1000 B737 aircraft worldwide.

Our Boeing 757/767 commercial air transport efforts continue to be centered on delivery of the flat panel display systems for the major airlines and package carriers. We have expanded our product offering for fleet type to offer an engine-indicating and crew alert system.

This not only gives improved functionality to the flight crew, but provides further logistic savings by removing the last of the CRT displays in the cockpits. The operators can now avoid the rising costs they face in supporting the technologically obsolete components.

The European Aviation Safety Agency issued a supplemental type certificate for the 757-200/-300 aircraft. This opens the door to more than 400 aircraft that are certified to EASA standards.

We have won several important military contracts. As mentioned earlier, we were awarded a contract by Boeing for the aerial refueling operator control and display units for the KC-46A tanker. The Air Force has awarded Boeing a contract delivered 179 KC-46A aircraft which will increase the size of our contract.

And we continue to deliver flat panel display products for the C-130 aircraft. IS&S equipment is now used by seven fleet operators, both domestically and internationally. In the general aviation market, our Integrated Flight Management System is in service on the Eclipse Aerospace twin engine jet.

Eclipse has announced that over 100 customers have placed firm, nonrefundable deposits to participate in the IFMS completion program and that the program is sold out through March of

2012. This program installs the fully integrated IFMS flight management system in Eclipse jet, completing the most advanced glass cockpit in general aviation.

More than a dozen aircraft have already been updated with the Integrated Flight Management System, which includes dynamically calculated top of descent guidance, coupled LTV, WAAS, GPS approaches, jet/victor airways, and RNP. The opportunities for new orders to complete the Eclipse cockpit update totaled over $10 million.

Eclipse has said they are not announcing productions restart, but that they, quote, “are sending some strong signals to the market,” unquote, of their intentions. Leveraging the success of the Integrated Flight Management System at Eclipse Aerospace, we are introducing the FMS product in the general aviation market over a broad number of aircraft platforms.

Backlog at the end of the third quarter is approximately $27 million, up from $25 million last quarter. Proposal activity remains strong. We have $184 million of outstanding proposals pending with various military and defense agencies, both domestic and foreign, commercial and general aviation customers.

We have quoted a number of large programs to the major integrators. Our outlook is for improving performance as our new product offerings reach the market, and as we broaden the number of aircraft platforms we serve. Thank you. I would now like to turn the call back to Geoff.

Geoffrey Hedrick:  Thanks, Roman. I’d like to conclude by noting that we’ve made significant progress to preparing Innovative Solutions and Support’s growth with new products and new geographic and new end markets. We continue to produce high quality products priced very competitively and achieve attractive gross margins, even at low volumes.

We are experiencing order improvement in both commercial and military markets. However, the general aviation market still remains strained. The ongoing pressure on the U.S. Department of Defense budget will likely benefit our focus to lower cost retrofit approach.

Given our ability to move between commercial air transport, military, and general aviation markets, notably we manufacture all products under the same standards that the military requires, we believe that we are well positioned to participate in the global expansion for the air traffic system and NextGen.

As we look toward the current fiscal year, I’m optimistic the revenue on profit will exceed the results of next year. Operator, I’d like to turn it over for questions.

Operator:  Absolutely. The question and answer session will be conducted electronically. Ladies and gentlemen, if you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, ladies and gentlemen, that is star 1 to ask a question at this time.

We’ll take our first question from David Campbell with Thompson, Davis & Company.

David Campbell:  Yes, Geoff, Roman, and Ray, thank you very much. I appreciate the opportunity to ask some questions. I wanted to get some sort of explanation of the capital expenditures, to begin with. The capital expenditures in the third quarter seemed higher than normal, $149,000. Is that research and development that wasn’t charged off to anyone in particular?

Ron Albrecht:  No, our capital expenditure of this year has been, I think, overall relatively low. We do replace particular equipment as we need to. And I don’t see anything particularly unusual. We do have a fair - we do have a stock of modern - of equipment of fairly recent purchase, and our sales were a bit lower this year than they were several years prior.

So we do have a good opportunity to grow with our existing stock of equipment. So I think what you see is a short - just a blip in a particular quarter, but I wouldn’t say significant in relation to the year.

Geoffrey Hedrick:  It would - we got a new surface mount (oven). It was about $100,000. So I mean, we have a very low CAPEX, and we got a new advance to surface mount (oven), which was to replace a ten-year-old (oven).

David Campbell:  Okay, thanks. It looks like this is a lot of momentum. I’m not sure in business, but it doesn’t seem to be coming through the revenue line, which is too unusual. We’ve seen that before in recent years.

The $184 million of outstanding proposals seems to be up from $110 million in the - roughly in the last conference call. What is that increase? Is that - does that reflect the Boeing tanker business and the - what is that exactly include?

Geoffrey Hedrick:  Boeing tanker business is already booked. That’s off the backlog. It reflects a number of programs, both in the commercial air transport and some in the general aviation marketplace and some opportunities in the military, generally distributed over all of them. But it’s (net) is all a lot of new opportunities that we’re, quite frankly, pretty optimistic about.

David Campbell:  Well, it looks like the 737 - enhancement of the 737 business that you’ve announced yesterday, it looks like there’s a substantial enhancement from a previous retrofit business with, for example, with American and FedEx, is that correct? And if so, what does that mean for FedEx and American? Do their orders also get enhanced and therefore worth more? What’s going on?

Geoffrey Hedrick:  In this case we did a major upgrade to the aircraft. There’s even aerodynamic changes that are being done at the same time to enhance its fuel efficiency. But we’re replacing virtually everything in the cockpit. All the control systems that mean major upgrades to the equipment, as I noted, supplied by a variety of vendors.

The real significance is we’re talking about a couple million dollars in aircraft worth of modification compared to a flight deck update, which is about 1/10 of that. It really is a major systems integration program.

Now we’ve done major system integration when we did 757/767. I mean that, we interfaced with 2000 signals in the aircraft and reduced 22 pieces of equipment, replaced it with ours. So that was the largest up until then.

Now this one is even a step further. And what it really does is it positions us to be able to not only supply the flat panel displays themselves, but to integrate the whole system so that we’re not at the mercy of a systems integrator who would inevitably mark up our equipment by upwards to 30-odd percent. So it’s more strongly establishes our competitive position in the marketplace.

David Campbell:  So what’s the result of the - what’s the impact, or is there no impact on the 767, 757, or as you’ve already gotten?

Geoffrey Hedrick:  Well, not directly. I mean, although it clearly says that in future of bids, and remember there’s a lot of airplanes still to do out there, that we will be able to take over a larger piece of the systems integration, and that is supply any and all equipment and manage the actual installation, which we’re doing on this case.

We’re actually managing the installation of all of the equipment and supplying our equipment and other third party equipment on the aircraft. So that will give us an opportunity with a number of other customers to be able to do exactly the same thing, and not, as we have been in the past, been simply a third tier supplier.

It moves us up, maybe a little presumptuous to say second tier, but it’s moved us up significantly. And that’s the significance of this piece of - this order itself, besides the fact that it’s 5-plus million dollars worth of business, and it’s going to make a profit.

David Campbell:  So the $5 million seems to be a drop in the bucket compared to the $2 million per aircraft.

Geoffrey Hedrick:  But the - we’re not going to do - the five-seven’s a more advanced airplane, so we wouldn’t do that much more work on a 757. But the 737s, we might do some portion of that amount of work on the existing classic fleet of about 1000 worldwide. So it’s another big opportunity, 1000 new opportunities.

We’re coming out of the program with an STC or our equipment and a variety of other equipment. So it’s a big program, it’s a strategically significant program.

David Campbell:  So the $5 million for this initial business is not in the $27 million backlog. So the backlog is - could be $32 as we speak?

Ron Albrecht:  That’s fair to say.

Geoffrey Hedrick:  That’s a fair statement. We expect the backlog to grow over the next six months. We’re beginning - I mean it would be nice if we know we’re the - whether we’re going to be balancing our budget. But that’s another problem.

But when the uncertainty settles down, which we hope will happen soon, we expect that our - we will see even more business opportunities.

David Campbell:  So the 737 - the new business 737, that’s potentially, for that one customer, 100 aircraft? Excuse me?

Geoffrey Hedrick:  Not that one customer.

David Campbell:  Not for that customer.

Geoffrey Hedrick:  No, not for that customer.

David Campbell:  Okay, so beyond the $5 million for that customer, which is I guess two or three aircraft, right. That’s only two or three aircraft, is that correct?

Geoffrey Hedrick:  I literally cannot comment on that. So, I mean, I expect this is - it’s not a program to be freely discussed.

David Campbell:  Okay. And as far as the fourth quarter is going to be profitable you think, but is it more or less profitable then last year?

Ron Albrecht:  I think our guidance last time was that we expect the second half to be similar to the first half. And our guidance in that respect hasn’t changed.

David Campbell:  The second half equals the first half in terms of bottom line.

Geoffrey Hedrick:  That’s the guidance.

David Campbell:  Right.

Roman Ptakowski:  Expect that the second half to be similar to the first half.

Geoffrey Hedrick:  Yes.

Ron Albrecht:  Precisely.

David Campbell:  Right, right, okay, okay.

Geoffrey Hedrick:  And (don’t) until we see some - I mean, as the quarter progresses, we’ll - any major changes we’ll see, but it’s pretty far in the year to see too much of a change.

David Campbell:  And you said that the Eclipse program, they sold out through March of 2012, but you said they haven’t started manufacturing. I don’t quite understand.

Geoffrey Hedrick:  They haven’t started manufacturing new aircraft yet. But there’s 250 aircraft out there that they are modifying. And the owners want this new capability. So we see it as a total additional ones we expect to enter. How many, Roman?

Roman Ptakowski:  We expect to see, still about...

Geoffrey Hedrick:  Additionally.

Roman Ptakowski:  ...an additional 140 aircraft.

David Campbell:  One hundred forty of the 250.

Geoffrey Hedrick:  Well, we’ve done a bunch already.

Roman Ptakowski:  Right.

Geoffrey Hedrick:  So.

Roman Ptakowski:  I mean, and we have orders and we have some backlog. So, I mean, kind of giving a net answer here.

David Campbell:  So maybe 100 still to come. And then in addition to that you hope to start manufacturing...

Geoffrey Hedrick:  ...yet to come.

David Campbell:  And then in addition...

Geoffrey Hedrick:  We expect them all to happen.

David Campbell:  Right. And if they start manufacturing, then you’d have even more business you think.

Geoffrey Hedrick:  That’s right.

Roman Ptakowski:  That’s right.

Geoffrey Hedrick:  And they wouldn’t start at - they wouldn’t start that. I think the earliest would be starting of 2013. And I think there’s a good chance of that happening, but, I mean, that’s speculation.

And we’re actively and aggressively supporting that program. We are hoping and are gearing ourselves up to be able to supply equipment for the production aircraft if and when it goes into production.

David Campbell:  Right.

Geoffrey Hedrick:  Announce that we really don’t have anything to comment on beyond that.

David Campbell:  All right. Yes, okay, well, I think you’re, you know, this is - it’s certainly a big improvement over what you’ve been talking about in terms of potential business. And some day that’ll really take off. As far as the tanker business is concerned, is that - some of that in the backlog?

Roman Ptakowski:  The portion of it that’s the engineering manufacturing development phase is in the backlog. Production is not, not at this time.

David Campbell:  Right, well they haven’t started - they won’t start production until next year some time, right.

Geoffrey Hedrick:  Two years.

Roman Ptakowski:  For two years as far as the production. They’ve got to go through their own, you know, trial phases with this support the Air Force testing regiment before they go into production.

David Campbell:  And that particular contract is not as complex as the 737, it’s more simply flat panels systems?

Geoffrey Hedrick:  Oh, no. This is - oh, no. That flight deck is one of the most comprehensive. It’s got 13 computers on it and a million lines of code. Trust me, it’s very complex. And it’s $20 million worth of engineering. It’s a very complex system.

But it’s done, you know. It’s a very advanced, maybe the most advanced, certainly the most advanced flight jet cockpit in the world.

Roman Ptakowski:  I’m sorry, Geoff was commenting on Eclipse. On the tanker, Boeing, you know, is modifying the 767 for the tanker program. We’re doing the aerial refueling operator console display units and.

But we’re doing that engineering development phase for ourselves and supporting that for Boeing. It’s got its own set of complexities. And this is, you know, has some technology has not yet been used on some aircraft but benefits those on other programs also.

David Campbell:  Okay.

Roman Ptakowski:  (Can’t add to that) because that’s Boeing information.

David Campbell:  Right. But this is the first time you’ve done anything for Boeing, is that?

Geoffrey Hedrick:  Oh, no. We’ve done a lot for Boeing.

Roman Ptakowski:  We’ve done something very similar before. You know, we supported Boeing with equipment sales when they did tanker programs for the Italian Air Force, for the Japanese Self Defense Forces. This is an extension of that, further product evolutions, further product enhancements that the U.S. Air Force wants on their aircraft.

David Campbell:  Right. Okay, that’s about it for me right now. Thank you very much.

Geoffrey Hedrick:  Thank you, David, I appreciate it.

Roman Ptakowski:  Thank you, David.

David Campbell:  All right, thanks.

Operator:  Thank you. And as a reminder, ladies and gentlemen, that is star 1 to ask a question at this time.

Geoffrey Hedrick:  Questions.

Operator:  We’ll take our next question from James Fronda with Sidoti & Company.

James Fronda:  Hey, guys, how are you.

Geoffrey Hedrick:  Good morning.

James Fronda:  Good morning. The tax (rates you see) bouncing around a bit. Would you happen to have a tax rate that, you know, we could use to forecast out?

Ron Albrecht:  I think you can use the tax rate that’s embedded in the first three quarters as a reasonable approximation for the tax rate for the year.

James Fronda:  Okay. And, I guess, the - another question I had was the use of cash going forward, do you plan to do anything with it?

Ron Albrecht:  We have a significant amount of cash on our balance sheet. Our position has been, since I’ve been here, anyway, that we - our objective is to maintain principal and liquidity.

Principal on the basis that a significant cash balance gives our customers some confidence that we can meet our commitments, particularly because we’re competing in many cases against much larger competitors.

And secondly, if some of the bids that we have outstanding start to come to fruition, we would expect, over the longer term, to probably need some cash for working capital. So it’s sort of a difficult situation.

And with respect to preservation of principal, you know, we’re getting very little interest on the money at the moment. But we’re reluctant to invest it in anything very long term at today’s low interest rates level - longer term, because at today’s low interest levels, the principal really rode fairly dramatically if the - if industry starts to balance up. And we think they’re artificially low.

That’s a long way of answering a question. And I would add to that our - the investment committee of our board of directors has been looking at the situation with some greater intensity than it has been, maybe a little bit prior. And it’s an ongoing review, I would say.

James Fronda:  Okay, that makes sense. Thanks, guys.

Ron Albrecht:  Thank you, James.

Operator:  And at this time, we have no further questions in the queue. I’ll turn the conference back over to Mr. Hedrick for any additional or closing remarks.

Geoffrey Hedrick:  Well thank you for joining our conference call today. As I said, we’re optimistic for the future. And that’s a change. And we see with a very large outstanding bid backlog, we expect some good news over the ensuing few quarters. Thanks for attending today. Bye-bye.

Operator:  Thank you. And that does conclude our conference for today. We thank you for your participation. You may now disconnect.

END